Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (“Agreement”) is made effective as of January 1, 2008 (the “Effective Date”), by and between Flatbush Federal Savings & Loan Association, a federally chartered savings association with its principal office in Brooklyn, New York (the “Association”), and Jesus R. Adia (“Executive”).  References to the “Company” mean Flatbush Federal Bancorp, Inc., the federal mid-tier stock holding company of the Association.  The Company shall be a signatory to this Agreement for the sole purpose of guaranteeing the Association’s performance hereunder.

WHEREAS, the Executive is currently employed as Chief Executive Officer and President of the Association pursuant to an employment agreement between the Association and the Executive originally entered into as of January 1, 2004 (the “Employment Agreement”);

WHEREAS, the Association desires to amend and restate the Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder in April 2007;

WHEREAS, the Association desires to ensure that the Association is assured of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Association on the terms and conditions hereinafter set forth and has agreed to such changes.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           POSITION AND RESPONSIBILITIES.

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Association (the “Executive Position”).  During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Association.  Failure to reelect Executive to the Executive Position without the consent of Executive during the term of this Agreement (except for any Termination for Cause, as defined herein) shall constitute a breach of this Agreement.

2.           TERM AND DUTIES.

(a)           The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter.  Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be thirty-six (36) full calendar months; provided, however, if written notice of nonrenewal is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any anniversary date, the employment of Executive hereunder shall cease at the end of thirty-six (36) months following such anniversary date.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the board of directors of the Association (“Board”), Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Association; provided, however, that, with the approval of the Board of the Association, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Association, or materially affect the performance of Executive’s duties pursuant to this Agreement (it being understood that membership in and service on boards or committees of social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b)). For purposes of this Section 2(b), Board approval shall be deemed provided as to service with any such business companies or organizations that Executive was serving as of the date of this Agreement as set forth in Exhibit A hereto.

3.           COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b).  The Association shall pay Executive as compensation a salary of not less than $162,740.00 per year (“Base Salary”).  Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by a Committee designated by the Board, and the Board may increase, but not decrease (except a decrease that is generally applicable to all employees), Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).  In addition to the Base Salary provided in this Section 3(a), the Association shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Association.  Base Salary shall include any amounts of compensation deferred by Executive under qualified and nonqualified plans maintained by the Association.

(b) The Association will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Association will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees or as reasonably or customarily available.  Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, family medical coverage or any other employee benefit plan or arrangement made available by the Association or the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Association or the Company in which

Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Association or the Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.  The Association shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Association of an itemized account of such expenses in such form as the Association may reasonably require.  All reimbursements pursuant to this Section 3(c) shall be paid promptly by the Association and in any event no later than March 15 of the year immediately following the year in which the expense was incurred.

4.           PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Association of Executive’s full-time employment hereunder for any reason other than a termination following a Change in Control, as defined in Section 5(a) hereof, or a Termination for Cause, as defined in Section 8 hereof, or a termination upon Retirement as defined in Section 7 hereof, or a termination for disability as set forth in Section 6 hereof; and (ii) Executive’s resignation from the Association’s employ for “Good Reason.”  Good Reason shall include any of the following: (A) failure to elect or reelect or to appoint or reappoint Executive to the Executive Position, unless consented to by Executive, (B) a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1 and 2 above, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive’s principal place of employment to a location that is more than 25 miles from the location of the Association’s principal executive offices as of the date of this Agreement, or a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the effective date of this Agreement (except for any reduction that is part of an employee-wide reduction in pay or benefits), (D) a liquidation or dissolution of the Association, or (E) material breach of this Agreement by the Association. Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed, except in case of a continuing breach, ) after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination.  No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive’s employment except as provided in Section 4 or 5 hereof.

(b) Upon the occurrence of an Event of Termination, the Association shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a cash amount equal to three (3) times the sum of the highest annual rate of Base Salary paid to Executive at any time under this Agreement and the highest rate of cash bonus awarded to Executive during the prior three years.    Such amounts shall be payable to Executive in a single cash lump sum distribution within thirty (30) days following Executive’s Event of Termination.

(c) Upon the occurrence of an Event of Termination, the Association will provide at the Association’s expense, life insurance and non-taxable family medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Association for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Association employees.  Such coverage shall continue for the remaining unexpired term of the Agreement.

(d) For purposes of this Section 4, “Event of Termination” shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Association and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.

5.           CHANGE IN CONTROL.

(a) “Change in Control” shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Association or the Company within the meaning of the Home Owners’ Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Association’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Company or similar transaction in which the Association or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the Plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.  Notwithstanding anything in this sub-section to the contrary, a Change in Control shall not be deemed to have occurred upon the conversion of the Company’s mutual holding company parent to stock form, or in connection with any reorganization used to effect such a conversion.

(b) If any of the events described in Section 5(a) hereof constituting a Change in Control shall have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from his resignation or his dismissal), unless such termination is (A) because of his death or Retirement, or, (B) for Disability. Upon a Change in Control, and for a period of one year thereafter, Executive shall have the right to elect to terminate his employment with the Association, for any reason, and receive the benefits provided for in this Section 5.

(c) Upon the occurrence of a Change in Control followed by the termination of Executive’s employment by the Association for any reason other than Cause (including a termination referred to in the last sentence of Section 5(b) above), Executive, or, in the event of his subsequent death (subsequent to such termination), his beneficiary or beneficiaries, or his estate, as the case may be, shall receive as severance pay or liquidated damages, or both, an amount equal to three times the sum of the highest annual rate of Base Salary and the highest rate of cash bonus awarded to Executive during the prior three years. All amounts payable to Executive shall be paid in a single cash lump sum distribution within thirty (30) days following such termination of Executive’s employment.

(d) Upon the occurrence of a Change in Control followed by the termination of Executive’s employment, the Association will continue to provide, at the Association’s expense, life insurance and non-taxable family medical and dental insurance coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Association for Executive prior to his severance.  Such coverage shall cease thirty-six (36) months from the date of Executive’s termination of employment (and shall be maintained by the Association for said thirty-six months notwithstanding Executive’s death during said period).  In lieu of the benefits to be provided in this Section 5(d), the Association may elect to pay to the Executive, in a lump sum within thirty (30) days following termination of employment subsequent to a Change in Control, a cash amount equal to the cost to the Association of providing the benefits provided in this Section 5(d) and adjusted for any federal or state income taxes Executive has to pay on the cash amount.

(e)  For purposes of this Section 5, “termination of Executive’s employment” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Association and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of a bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(f)  Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Section 5 constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G.  The allocation of the reduction required hereby shall be determined by Executive, provided, however, that if it is determined that such election by Executive shall be in violation of Code Section 409A, the cash severance payable pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Association under Section 5 being non-deductible by the Association pursuant to Code Section 280G and subject to an excise tax imposed under Code Section 4999.

6.           TERMINATION FOR DISABILITY OR DEATH.

(a) “Disability” or “Disabled” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Association or the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration.   The provisions of paragraph 6(b) and (c) shall apply upon the termination Executive’s employment for Disability.

(b) In the event of Executive’s Disability, Executive shall receive a Disability benefit equal to sixty percent (60%) of the Executive’s rate of Base Salary, payable no less frequently than monthly, on the effective date the Executive is determined to be Disabled under any plan of the Association or Company providing Disability benefits to the Executive.  If the Executive’s Disability benefit is less than sixty percent (60%) of Executive’s rate of Base Salary on the effective date the Executive is determined to be Disabled, the Association will pay Executive the difference between sixty percent (60%) of the Executive’s rate of Base Salary on the effective date the Executive is determined to be Disabled and the amount actually paid under said Disability plan.  Notwithstanding anything to the contrary herein, no payments shall be made hereunder which would violate Code Section 409A.  Accordingly, any payments required hereunder shall commence within thirty (30) days from the date of determination of Executive’s Disability and shall be paid no less frequently than monthly during the period that Executive is Disabled.

(c)  Executive will be entitled to elect continued health care coverage during Disability, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(d)  In the event of Executive’s death during the term of this Agreement, the Association will continue to provide non-taxable family medical, dental and other non-taxable insurance benefits normally provided for Executive’s family for one (1) year after Executive’s death.

7.           TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at age 65 or in accordance with any retirement policy established by the Board with Executive’s consent with respect to him.  Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Association and other plans to which Executive is a party.

8.           TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  Executive’s employment shall not be terminated in accordance with this paragraph for any act or action or failure to act which is undertaken or omitted in accordance with a resolution of the Board or upon advice of the Association’s counsel.  Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.  Any non-vested stock options granted to Executive under any stock option plan of the Association, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause (unless it is determined in arbitration that grounds for Termination for Cause did not exist, in which event all terms of the options as of the date of termination shall apply, and any time periods for exercising such options shall commence from the date of resolution in arbitration).

9.           NOTICE.

(a) Any purported termination by the Association for Cause shall be communicated by Notice of Termination to Executive.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Association that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration.  Notwithstanding the pendency of any such dispute, the Association may discontinue to pay Executive compensation until the dispute is finally resolved in accordance with this Agreement.  If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5 of this Agreement, the payment of such compensation and benefits by the Association shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b) Any other purported termination by the Association or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. “Date of Termination” shall mean the date of the Notice of Termination.  If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19 of this Agreement.  Notwithstanding the pendency of any such dispute, the Association shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause).  In the event of the voluntary termination by Executive of his employment, which is disputed by the Association, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.

10.           NON-COMPETITION AND POST-TERMINATION OBLIGATIONS.

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b), (c) and (d) of this Section 10.

(b) For a period of five (5) years after termination of this Agreement, Executive shall, upon reasonable notice, furnish such information and assistance to the Association as may reasonably be required by the Association in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(c) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Association and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Association.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Office of Thrift Supervision (“OTS”), the Federal Deposit Insurance Corporation (“FDIC”), or other bank regulatory agency with jurisdiction over the Association or Executive).  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Association, and Executive may disclose any information regarding the Association which is otherwise publicly available or which Executive is otherwise legally required to disclose.  In the event of a breach or threatened breach by Executive of the provisions of this Section 10, the Association will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to the Association for such breach or threatened breach, including the recovery of damages from Executive.

(d) Upon any termination of Executive’s employment hereunder pursuant to Section 4 of this Agreement, Executive agrees not to compete with the Association for a period of one (1) year following such termination in any city, town or county in which the Association has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Association.  The parties hereto, recognizing that irreparable injury will result to the Association, its business and property in the event of Executive’s breach of this Section 10(d) agree that in the event of any such breach by Executive, the Association will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Association, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

11.          SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due from the Association are not timely paid or provided by the Association, such amounts and benefits shall be paid or provided by the Company.

12.           EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Association or any predecessor of the Association and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this

Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.           NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Association and their respective successors and assigns.

14.           MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived  and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.           REQUIRED PROVISIONS.

(a) The Association may terminate Executive’s employment at any time, but any termination by the Association’s Board, other than Termination for Cause, as defined in Section 8 hereof shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, the Association’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Association may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Association is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Association under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Association, (i) by the director of the OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the director or his or her designee at the time the director or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(g) Notwithstanding the foregoing, in the event Executive is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, Executive’s payments shall be delayed until the first day of the seventh month following Executive’s “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Association or the Company is or becomes a publicly traded company.

16.           SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.           HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.           GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.

19.           ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within twenty-five miles of Brooklyn, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.           PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association, provided that the dispute or interpretation has been settled by Executive and the Association or resolved in Executive’s favor. Such reimbursement shall occur no later than two and one-half (2½)months after the dispute is settled or resolved in Executive’s favor.

21.           INDEMNIFICATION.

(a)           The Association shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Association or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board or the board of directors of the Company, as appropriate), provided, however, neither the Association nor Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.  Any such indemnification shall be made consistent with Section 545.121 of the OTS Regulations.

(b)  Notwithstanding the above, no indemnification shall be made unless the Association gives the OTS at least 60 days notice of its intention to make such indemnification.  Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court.  Such notice, a copy thereof, and  a certified copy of the resolution containing the required determination by the Board shall be sent to the Regional director of the OTS.  The notice period shall run from the date of such receipt.  No such indemnification shall be made if the OTS advises the Association in writing within such notice period of its objection thereto.

22.           NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Flatbush Federal Bancorp, Inc. 2146 Nostrand Avenue Brooklyn, New York 11210
To the Association:	Flatbush Federal Savings & Loan Association 2146 Nostrand Avenue Brooklyn, New York 11210
To Executive:	Mr. Jesus R. Adia 2146 Nostrand Avenue Brooklyn, New York 11210

SIGNATURES

IN WITNESS WHEREOF, the Company and the Association have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.  The Company has become a party to this Agreement for the sole purpose of binding itself to the duties and obligations set forth in Sections 11 and 21 hereof.

ATTEST:	FLATBUSH FEDERAL BANCORP, INC.

/s/ Patricia A. McKinley	By:	/s/ John Lotardo
Secretary

ATTEST:	FLATBUSH FEDERAL SAVINGS & LOAN ASSOCIATION

/s/ Patricia A. McKinley	By:	/s/ John Lotardo
Secretary

WITNESS:	EXECUTIVE:

/s/ Patricia A. McKinley	/s/ Jesus R. Adia
Secretary	Jesus R. Adia

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